Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Company Contact: Media Contact:

Anne Bowdidge Kathleen Harrison

650-808-6551 415-318-4154

abowdidge@cotherix.com harrisok@fleishman.com

CoTherix's Ventavis® Commercially Available for the Treatment of Pulmonary Arterial Hypertension

-First Prescriptions Filled For New Inhaled Therapy-

South San Francisco, California, March 22, 2005 -- CoTherix, Inc. announced today the commercial availability of Ventavis® (iloprost) Inhalation Solution in the U.S. for the treatment of pulmonary arterial hypertension (PAH) (WHO Group I) in patients with NYHA Class III or IV symptoms. PAH is a progressive, highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries.

"Now that Ventavis is broadly available in the U.S., patients can receive the benefits of a prostacyclin without the needles and catheters associated with the infused prostacyclin treatments," said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. "We're pleased to deliver this important therapy to the PAH community ahead of our formal launch in early April."

Santel added: "Based on the positive results from our STEP trial evaluating the combination of Ventavis added to Tracleer therapy, we believe there is an opportunity for Ventavis to be used early in the course of the disease."

"As part of our launch plan for Ventavis, we have activated a sales force of 23 highly trained individuals, established a hotline to assist physicians and patients in attaining reimbursement, and secured ample drug to meet the anticipated initial patient demand. We believe we have all the components in place to serve this important market," said Thomas L. Feldman, President and Chief Business Officer of CoTherix, Inc. "It's extremely encouraging to see that third-party payers are approving reimbursement for Ventavis and prescriptions have been filled."

Healthcare professionals can contact 877-4VENTAVIS (877-483-6828) to receive additional information on Ventavis.

About Ventavis

Ventavis® (iloprost) Inhalation Solution was approved by the U.S. Food and Drug Administration (FDA) on December 29, 2004 for the treatment of PAH (WHO Group I). Ventavis is the newest entry into the prostacyclin class of PAH treatments. Prior to the introduction of Ventavis, prostacyclin therapies for PAH required continuous delivery through subcutaneous or intravenous routes -- invasive treatments which are difficult to tolerate and/or require complicated maintenance. Now, with Ventavis, PAH patients can benefit from a non-invasive, inhaled treatment option. In recently released results from the STEP clinical study, the addition of Ventavis to Tracleer® (bosentan) therapy provided statistically significant improvements in several key clinical parameters. Ventavis is currently marketed by Schering AG in several European countries and Australia. CoTherix licensed exclusive rights to develop and commercialize Ventavis in the United States from Schering AG in October 2003 and filed a New Drug Application (NDA) in June 2004. In August 2004, CoTherix's NDA was accepted by the FDA and granted priority review with orphan drug designation.

Safety Profile

In previous clinical studies of Ventavis monotherapy, common adverse reactions due to Ventavis included: vasodilation (flushing, 27%), cough (39%), headache (30%), flu syndrome (14%), nausea (13%), jaw pain (12%), hypotension (11%), insomnia (8%) and syncope (8%); other serious adverse events reported with the use of Ventavis included congestive heart failure, chest pain, supraventricular tachycardia, dyspnea, peripheral edema, and kidney failure. Because of the risk of syncope, vital signs should be monitored while initiating Ventavis. Dose adjustments or a change in therapy should be considered if exertional syncope occurs. Ventavis should not be initiated in patients with systolic blood pressure lower than 85 mm Hg. Stop Ventavis immediately if signs of pulmonary edema occur. Ventavis has not been evaluated in patients with chronic obstructive pulmonary disease (COPD), severe asthma, or with acute pulmonary infections.

About PAH

PAH affects an estimated 50,000 patients in the United States, with only about 15,000 diagnosed and under treatment. Its cause may be unknown, or result from other diseases that cause a restriction of blood flow to the lungs, including scleroderma, HIV and lupus. Symptoms of the disease include fatigue, shortness of breath on exertion, chest pain and dizziness. Left untreated, the median survival time following diagnosis may be as short as three years.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's Ventavis (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs, in patients with NYHA Class III or IV symptoms. Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended including statements regarding our expectations, beliefs, hopes, intentions or strategies such as, without limitation, statements about prescribing, trial results, the sufficiency of our supply of Ventavis, and patient demand. The results of initial clinical trials do not necessarily predict the results of later clinical trials, and it is not known whether future studies will confirm results of the STEP trial. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot anticipate future success of our sales efforts and we have not and may not generate any significant revenue. Factors that could cause or contribute to such differences include, but are not limited to, factors discussed in the "Risk Factors" section of our Registration Statement on Form S-1 filed on January 20, 2005 and the related prospectus filed pursuant to Rule 424(b)(4) on February 10, 2005.

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